Calculation of Filing Fee Table

Form S-1

LIVE CURRENT MEDIA INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	221,402	$0.18	$39,852.36	$3.69
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, issuable upon conversion of convertible notes(3)	457(c)	4,764,706	$0.18	$857,647.08	$79.50
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, issuable upon exercise of common stock purchase warrants at a price of $0.60 per share(4)	457(c)	3,573,529	$0.18	$643,235.22	$59.63

(1) Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of shares of common stock, warrants and units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low price on July 13, 2022.

(3) Represents shares of common stock issuable upon conversion of convertible promissory notes previously issued to a selling stockholder.

(4) Represents shares of common stock issuable upon exercise of warrants previously issued to a selling stockholder.